Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207115

Prospectus Supplement No. 11

(to Prospectus dated November 24, 2015)

Shares of Common Stock Underlying

$5,500,000 Senior Secured Convertible Debentures and Series B Warrants

This prospectus supplement supplements the prospectus dated November 24, 2015 (the “Prospectus”), which relates to the resale of up to 511,123 (post-split) shares of our common stock to be offered by the selling stockholders including 404,412 (post-split) shares of common stock upon the conversion of outstanding senior secured convertible debentures in the amount of $5,500,000 (“Debentures”), and up to 106,711 (post-split) shares of common stock upon the exercise of Series B Warrants.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on Nasdaq Capital Market under the symbol “KOOL.” The warrants will not be listed or quoted on any trading market. On May 11, 2016, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.30 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2016

CESCA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road

Rancho Cordova, California 95742

(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On May 12, 2016, Cesca Therapeutics Inc. issued a press release announcing its results of operations and financial condition for the third quarter of fiscal year 2016. The full text of the press release is set forth in Exhibit 99.1 attached to this report.

This press release includes adjusted EBITDA, which is a financial measure that is not determined in accordance with United States generally accepted accounting principles “U.S. GAAP”.  Adjusted EBITDA represents loss from operations excluding amounts for depreciation and amortization, stock-based compensation expense and impairment of intangible asset. Adjusted EBITDA should not be considered in isolation or as a substitute for net loss as a measure of performance.  A reconciliation to the comparable GAAP measure is provided in the accompanying financial summaries.

The information contained in this Item 2.02 and in Exhibits 99.1 attached to this Curent Report on Form 8-K is being furnished to the SEC and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press release dated May 12, 2016, titled “Cesca Therapeutics Reports Third Quarter Fiscal Year 2016 Results and Provides Business Update”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cesca Therapeutics Inc.
a Delaware Corporation

Dated: May 12, 2016	/s/ Michael Bruch
Michael Bruch
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated May 12, 2016, titled “Cesca Therapeutics Reports Third Quarter Fiscal Year 2016 Results and Provides Business Update”.